Exhibit 23.J





CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in Pre-Effective Amendment No. 1 to Registration Statement No. 333-113166 of Merit High Yield Fund II (a series of Merit Advisors Investment Trust II) of our report dated April 26, 2004, appearing in the Statement of Additional Information, which is a part of such Registration Statement.



/s/ Deloitte & Touche

New York, New York
June 21, 2004